EXHIBIT 99.1

Repros Allowed to Conduct Phase 1 and 2 Clinical Studies of Low Dose Oral Proellex(R) in the Treatment of Uterine Fibroids and Endometriosis

THE WOODLANDS, Texas, March 17, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported it has received guidance from the FDA indicating that Repros may proceed to conduct Phase 1 and 2 studies of oral Proellex® under two separate INDs for endometriosis and uterine fibroids, while remaining on partial clinical hold. The FDA guidance provides that the highest allowed dose will be 12 mg daily. Repros is currently conducting a Phase 2 study for the use of Proellex in severe endometriosis and plans to submit a Phase 2 protocol for the treatment of symptomatic fibroids.

Regarding the proposed uterine fibroid Phase 2 protocol, the FDA provided guidance as to the appropriate inclusion and exclusion criteria for study subjects as well as the preferred efficacy endpoint. The FDA preferred efficacy endpoint is reduction in excessive menstrual bleeding associated with uterine fibroids. The FDA also noted the preferred methodology to determine changes in bleeding. Repros will comply with FDA guidance as well as collecting additional efficacy outcomes such as tumor size and other symptomatic relief. Given the prior experience with Proellex at 6 and 12 mg daily dosages, Repros plans to enroll fewer than 75 women in a three arm, parallel design double blind trial. The study is sized to provide greater than 90% power in demonstrating efficacy associated with reducing subject bleeding.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com